EXHIBIT 10.1

September 7, 2004

Richard J. Gaynor

Dear Rick:

It is a sincere pleasure for me to extend an employment offer to you as Vice President of Finance and Chief Financial Officer, reporting to me at an annualized salary of $210,000 that will be paid bi-weekly. In addition there will be an annual bonus of $80,000, payable quarterly (i.e. $20,000 per quarter). This bonus will be guaranteed for the first four quarters that you are employed at Sycamore. We will finalize the exact date but I expect your employment will commence on or about October 1, 2004.

Further, subject to approval by the Company’s Board of Directors, Sycamore Networks will grant to you an option to purchase 1,000,000 shares of common stock on your first day of employment, such grant to be made pursuant to the terms and conditions of the 1999 Stock Incentive Plan, as amended and to have a per share exercise price equal to the fair market value of the common stock on such date. The option will be subject to a 5 year vesting schedule commencing on your first day of employment, 20% vesting one year from your date of employment and 5% vesting quarterly thereafter.

In addition to your compensation, you may take advantage of the various benefits offered by Sycamore Networks. These benefits, of course, may be modified or changed from time to time at the discretion of Sycamore Networks. Information regarding Sycamore Networks’ present benefit structure will be provided to you upon commencement of your employment. Where a particular benefit is subject to a formal plan (for example, medical and life insurance, stock options, etc.), eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document. Should you ever have any questions, you should ask human resources for a copy of the applicable plan document.

As a condition of your employment offer, it is necessary for you to read, sign, date and have witnessed the enclosed Employee Agreement Regarding Confidentiality and Inventions, which you should carefully review. You must sign and return the Agreement prior to your first day of Employment. This offer is contingent upon your certification to us that you do not have any continuing legal obligations to your previous employer, including any agreement relating to confidentiality, non-solicitation or non-competition. If you do have such an agreement, please fax it to our Human Resources department along with a copy of this letter for our review. Our fax number is (978) 256-4429.

To comply with Federal law, we ask that you bring certification of eligibility to work in the United States on your first workday, preferably a U.S. passport. If you do not have a passport, please bring your driver’s license and your social security card (if you do not have a social security card, you may substitute a birth certificate).

This letter, along with the Employee Agreement Regarding Confidentiality and Inventions, constitutes our entire offer regarding the terms and conditions of your prospective employment by Sycamore Networks. It is our wish that our association be mutually rewarding. You should understand, however, that all employees at Sycamore Networks are employed “at will,” which means that each employee, as well as the Company, has the right to terminate the employment relationship at any time for any reason, with or without cause.

We look forward to your joining Sycamore Networks and feel confident the relationship will be mutually rewarding. Please remember to return to me the Employee Agreement Regarding Confidentiality and Inventions and the signed original of this offer letter indicating your official start date prior to your first day of employment. If you have any questions, do not hesitate to call. This offer will be valid through September 6, 2004.

Sincerely,

/s/ Daniel E. Smith

Daniel E. Smith

President and CEO

Enclosure (1)

1. Employee Agreement Regarding Confidentiality and Inventions

I have read, understand and accept the terms and conditions as outline in the offer letter, and the Employee Agreement Regarding Confidentiality and Inventions.

I certify that (check one):

☐	I do not have any continuing legal obligations to my previous employer.

☒	I have provided Sycamore Networks with a copy of my agreement with my previous employer.

	Date Provided:	9/10/04

	Previous Employer:	MSL

	Name of Agreement:	Confidential Information and Inventions

Signed:	/s/ Richard J. Gaynor	Start Date:	10/4/04